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                                                                    EXHIBIT 99.1




      CSK AUTO CORPORATION COMMENTS ON EXPECTATIONS FOR ITS FISCAL SECOND
                           QUARTER AND FULL-YEAR 2000

Phoenix, AZ, June 23, 2000 - CSK Auto Corporation (NYSE: CAO) announced today that it anticipates its earnings per diluted common share for the fiscal year ending February 4, 2001 ("fiscal 2000") will be approximately 20 percent above those of fiscal 1999, but below current analyst estimates.

Specifically, CSK Auto expects to report earnings for the second quarter ending July 30, 2000 that will be approximately $0.09 to $0.13 below the current consensus of analysts' estimates of $0.61 per diluted common share (which excludes anticipated one-time charges related to acquisitions and store conversions), as compiled by First Call/Thompson Financial. Furthermore, the Company anticipates full-year 2000 earnings will be approximately $2.05 per diluted common share (excluding one-time charges), as compared to $1.69 per diluted common share in fiscal 1999.

The revision of expectations is the result of:

- a planned reduction of organic growth for late 1999 and fiscal 2000 as a result of the Big Wheel/Rossi and Al's and Grand Auto Supply store acquisitions;

-  soft sales trends;

-  higher interest rates;

- higher costs and softer sales associated with acquired automotive service centers that will be leased or closed; and,

- a slower than anticipated ramp-up of sales levels in the acquired Big Wheel/Rossi stores.

The original forecast of fiscal 2000 sales assumed that the impact on sales of the Company's reduced organic growth in existing and overlapping markets would be compensated by increased sales in its acquired stores. To date, this has not occurred. Additionally, the sales trend at the acquired Big Wheel/Rossi stores is slower than anticipated due to the Company's decision to defer the conversion of the stores to the CSK format until late in fiscal 1999 and early fiscal 2000 so as not to disrupt the stores' operations during 1999's prime selling season. These acquired stores are performing at a post-conversion rate that is consistent with CSK Auto's experience with the Trak stores that were acquired in 1997 and the Company currently is pleased with the performance of the former Trak stores.

Sales in the second quarter have slowed in comparison to the first quarter trend. The softness in sales is reflected in both do-it-yourself (DIY) and commercial sales levels. Product categories that have been most heavily affected have been maintenance replacement parts, while chemicals, waxes and accessories have continued to perform well. The Company believes the slowing of replacement-part sales in both the DIY and commercial businesses suggests a short-term trend reflecting a decrease in miles driven due to high gasoline costs. Additionally, as the Company completes the exit of the automotive service business, sales of service labor have been slower than anticipated reflecting difficulty in retaining qualified service technicians.

The Company had anticipated that interest rates would rise in fiscal 2000, however, the actual rate of increase realized to date has been greater than that expectation.

"Currently, we are five weeks from the end of the second quarter and our preliminary analysis has identified certain factors that we believe investors and analysts should consider as they form their outlook for the current quarter and full-year 2000," said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. "We believe the Company is taking appropriate actions to address these issues. Even after this reduction of expectations, the Company believes that sales will return to more normalized levels and anticipates full-year sales growth of over 25%, operating income increases of 26%,
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the generation of significant cash flow in the second half of the year, flat inventory levels year-over-year, and an earnings per share increase of over 20%."

CSK Auto Corporation is the parent of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of June 21, 2000, the Company operated 1,139 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth future store development and relocation strategy, business strategies, future revenue and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company's products, the state of the economy, inflation, consumer debt levels, and the weather. Actual results may differ from anticipated results described in these forward-looking statements.

Contact: Don Watson (602) 631-7224

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